SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE, dated as of September 24, 2007 (this “Supplement”), between Vitesse Semiconductor Corporation, a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 741 Calle Plano, Camarillo, California 93012 (the “Company”), and U.S. Bank National Association, as Trustee (the “Trustee”), having its principal corporate trust office at 60 Livingston Avenue, St. Paul, Minnesota 55107-2292.

RECITALS OF THE COMPANY

The Company and the Trustee entered into the Indenture, dated as of September 22, 2004, as amended by the First Supplemental Indenture, dated as of November 3, 2006 (the “First Supplemental Indenture” and, as amended, the “Indenture”) in connection with the issuance of the Company’s 1.50% Convertible Subordinated Debentures due 2024 (the “Securities”).

The Company is not currently in compliance with its reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company has engaged a new independent registered public accounting firm and is endeavoring to prepare and audit its financial statements for the periods that the Company believes can be prepared and audited and to come into compliance with its reporting requirements under the Exchange Act as soon as practicable, but does not currently know when it will be in compliance with such reporting requirements.

The Company desires to make certain additional amendments (the “Proposed Amendments”) to the Indenture as set forth in this Supplement and, pursuant to Section 7.2 of the Indenture, the Proposed Amendments may be made with the written consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities.

The Holders of a majority in aggregate principal amount of the Outstanding Securities have consented in writing to the Proposed Amendments.

All things necessary to make this Supplement a valid agreement of the Company and a valid Supplement to the Indenture, in accordance with its terms and the TIA, have been done.

NOW, THEREFORE, THIS SUPPLEMENT WITNESSETH:

For an in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE I

Amendments

Section 1.01 Amendment to Section 1.1 of the Indenture.

The definition of “Interest Rate” in Section 1.1 of the Indenture is hereby amended in its entirety to read as follows:

“Interest Rate” means 1.50% per annum; provided, however, that with respect to the period from April 1, 2007 to but not including October 1, 2007 only, the Interest Rate shall be 5.50% per annum.”

Section 1.02 Amendment to Section 4.1(d) of the Indenture.

Section 4.1(d) of the Indenture and any corresponding provisions in the Securities are hereby amended in their entirety to read as follows:

(d)          the Company defaults in the performance of, or the Company breaches any, covenant or agreement contained in this Indenture or the Securities (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 60 consecutive days after written notice of such breach or default shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of 25% or more in aggregate principal amount of the Outstanding Securities; provided, however, that any failure of the Company in the performance of, or the Company’s breach of, Section 9.6 of this Indenture or Section 314(a) of the TIA for filings and deliveries required to be made during the period from June 30, 2006 to the earlier of (i) the date on which the Company gives notice to the Trustee that the Company has delivered to the Trustee copies of the annual report and the information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulation prescribe) which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act during a 12 consecutive-month period and (ii) December 31, 2012, shall not constitute a “Default” or “Event of Default”; or”

Section 1.03 Amendment to Section 4.2 of the Indenture.

The following paragraph is added at the end of Section 4.2 of the Indenture:

“The notice of acceleration, dated August 15, 2006, provided by the Trustee to the Company (the “Acceleration Notice”) and its consequences are hereby rescinded and annulled, and the Events of Default asserted in the Acceleration Notice or otherwise resulting from or related to any failure of the Company in the performance of, or the Company’s breach of, Section 9.6 of this Indenture or Section 314(a) of the TIA prior to the date of this Supplement, are hereby waived.”

Section 1.04 Amendment to Section 4.5 of the Indenture.

The paragraph added at the end of Section 4.5 of the Indenture by the First Supplemental Indenture is hereby deleted in its entirety.

ARTICLE II

Miscellaneous

Section 2.01 Capitalized Terms.

Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 2.02 Ratification of Indenture; Supplement Part of Indenture.

Upon execution and delivery of this Supplement, the Indenture shall be modified and amended in accordance with this Supplement, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Supplement shall control. The Indenture, as modified and amended by this Supplement, is hereby ratified and confirmed in all respects and shall bind every Holder of Securities. In case of conflict between the terms and conditions contained in the Securities and those contained in the Indenture, as modified and amended by this Supplement, the provisions of the Indenture, as modified and amended by this Supplement, shall control.

Section 2.03 Severability.

In case any provision in this Supplement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.04 Headings.

The Article and Section headings of this Supplement have been inserted for convenience of reference only, are not to be considered a part of this Supplement and shall in no way modify or restrict any of the terms or provisions hereof.

Section 2.05 Trustee Not Responsible for Recitals.

The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness.

Section 2.06 Certain Duties and Responsibilities of the Trustee.

In entering into this Supplement, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. Nothing herein shall be construed to conflict with the TIA.

Section 2.07 Governing Law.

THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 2.08 Counterpart Originals.

The parties may sign any number of copies of this Supplement. Each signed copy shall be an original, but all of them together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be executed, all as of the day and year first above written.

VITESSE SEMICONDUCTOR CORPORATION

By: /s/ RICHARD YONKER Name: Richard Yonker Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,

as Trustee and not in its individual capacity

By: /s/ STEPHEN RIVERO Name: Stephen Rivero Title: Vice President